Exhibit 8.1
[S&C Letterhead]

January 4, 2016
Forest City Realty Trust, Inc.,
Terminal Tower, 50 Public Square, Suite 1100,
Cleveland, Ohio 44113.

Dear Sirs:
We have acted as your United States federal income tax counsel in connection with the filing of the Registration Statement on Form S-3, filed on January 4, 2016 (the “Registration Statement”), by Forest City Realty Trust, Inc., a Maryland corporation (“Forest City REIT”).
In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to us by Forest City REIT, 820 Mission Street, Inc. and FCPM, Inc., dated January 4, 2016 (collectively, the “Certificates”).
In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the Certificates are true, correct and complete, and (ii) each of the Certificates has been executed by appropriate and authorized officers.
Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 2016, Forest City REIT’s organization and proposed method of operations will enable it to meet the current requirements for qualification and taxation as a real estate investment trust under the Code.
This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.
Forest City REIT’s qualification as a real estate investment trust will depend upon the continuing satisfaction by Forest City REIT, 820 Mission Street, Inc. and FCPM, Inc. of the requirements of the Code relating

Forest City Realty Trust, Inc.	-2-

to qualification for real estate investment trust status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether Forest City REIT, 820 Mission Street, Inc. or FCPM, Inc. actually will satisfy the various real estate investment trust qualification tests.
Furthermore, we hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States Federal income tax law, the statements set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement are accurate in all material respects.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP